EXHIBIT 23(f)


                   [Letterhead of Goldman, Sachs & Co.]


PERSONAL AND CONFIDENTIAL

September 29, 1997

Board of Directors
Monterey Resources, Inc.
5201 Truxtun Avenue, Suite 100
Bakersfield, California 93309

Re: Registration Statement of Texaco Inc. ("Texaco") relating to the common stock, par value $3.125 per share, of Texaco being registered in connection with the Agreement and Plan of Merger (the "Agreement") dated as of August 17, 1997 among Texaco and Monterey Resources, Inc.


Gentlemen:

Reference is made to our opinion letter dated August 17, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Monterey Resources, Inc. (the "Company") of the Stock Consideration (as defined in such opinion) to be received for each Share pursuant to the Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Fairness Opinion of Financial Advisor" and "The Merger--Opinion of Monterey's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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Goldman, Sachs & Co.